Exhibit 99.1

Broadridge

November 14, 2013

10:00 AM ET

Les Brun:	Good morning, everyone, and welcome to Broadridge’s 2013 Annual Meeting. My name is Les Brun and I have the privilege of serving your Board as its Chair and serving you, our shareholders.

This is Broadridge’s fifth completely virtual meeting of shareholders. Validated shareholders can vote and submit questions in real time. And this format, by the way, has increased shareholder access, participation and voting.

If I might introduce to you our — or your slate of nominees for Director, my colleagues. To the very far right of me is Mr. Bob Duelks. To Bob’s left is Mr. Rich Haviland, then Sandra Jaffee, myself, Mr. Daly; and Stuart Levine, Maura Markus, Tom Perna and Alan Weber. They have served us well over the course of their years of service and we hope that you find them electable again this year.

Let me also introduce as well the slate of our auditors, if I might, our representatives from Deloitte & Touche. We have Mike Angelaras, Linda Hellstrom and Jeffrey Kottkamp here with us. And as well, we have Jon Mark from Cahill Gordon, our law firm.

I will now turn it over to Adam Amsterdam, who many of you know, to conduct the business aspects of the meeting.

Adam Amsterdam:	Thanks, Les.

Proof of notice of the meeting will be filed with the minutes. The tabulators provided me with a report indicating that over 91% of our shares are present by proxy at this meeting so that I can certify that a quorum exists. The Company has appointed Tom Tighe as our Inspector of Election.

All Broadridge stockholders entitled to vote at this meeting have the ability to do so online, as well as the ability to submit questions in real time online or over the phone by dialing 1-888-437-2685. You’ll provide your 12-digit control number that was included with your notice of the meeting and your materials. If you’re a stockholder entitled to vote and have not yet voted, or you want to change a previously cast vote, you can do so now via the website.

The proposals being considered today are explained in full detail in our proxy statement and that was distributed to all stockholders who are entitled to vote. The polls will remain open until the conclusion of the question-and-answer session following Rich Daly’s remarks.

In proposal number one the Board is proposing nine nominees for election as Directors.

In proposal number two the Board is proposing the ratification of the appointment of Deloitte & Touche to serve as Broadridge’s independent auditor for the fiscal year that began July 1, 2013.

In proposal number three the Board is proposing the approval of the amendment and restatement of the Company’s 2007 Omnibus Award Plan.

And in proposal number four, the Board is seeking advisory approval of the compensation for the corporate officers named in our proxy statement.

Our Board recommends that stockholders vote for each of these proposals.

Now I’ll turn the meeting over to our CEO, Rich Daly.

Rich Daly:	Thanks, Adam.

Good morning, everyone. I’d also like to welcome you to Broadridge’s 2013 Annual Meeting. This is our fifth virtual-only annual meeting. As Les said, we’re pleased that so many more people can participate. We’re also pleased to showcase one of our many issuer services products.

I’m going to start today with some financial highlights from fiscal year 2013.

Total revenue grew 6% to over $2.4 billion. Non-GAAP earnings per share increased 11% to $236 million. We had record non-GAAP EPS of $1.88 per share. We also had record recurring revenue of closed sales of $121 million.

Broadridge returned over $300 million to stockholders in the form of cash dividends and share repurchases in fiscal year 2013. We also increased our annual dividend 17% this past August to $0.84 per share. That’s the sixth year and every year since we’ve spun that we’ve increased our dividend.

What I’d like to do now is share some of the progress we made this past year in our clear and executable strategy. When you think about Broadridge, you can think that our products align really in three key strategic themes. They are cost mutualization, digital communications and intelligence from data.

Let’s start with cost mutualization. Cost mutualization is now the new upscale term of what used to be called outsourcing. And in Broadridge, we’ve been in the outsourcing or cost mutualization business a very long time and long before either of those terms became popular.

I want to highlight two significant activities that transpired last year. The first is the strategic alliance we entered into with Accenture. Jointly, we’ve created the Accenture Post-Trade Processing Solution. That solution includes Broadridge’s technology as the exclusive technology provider for clearance and trade settlement activities. The alliance is targeting the European, Asian, Middle Eastern and Australian marketplaces.

We’re very pleased that Societe Generale has signed to be the first client last year. And within the last month Societe Generale has transferred their associates over to Accenture. During calendar years 2014 and 2015 Broadridge will be converting with Accenture the technology onto our platform; first for London in 2014 and then for Paris in 2015. It’s also interesting to note that Societe Generale was a US outsourcing client for Broadridge prior to entering into this transaction. Another notable name that joined our long list of outsourcing clients last year and went live was Bloomberg Tradebook, also a Tiffany name.

Let me move now to digital communications. It’s very interesting that our industry still spends over $20 billion in paper and postage communicating with their customers and investors. By industry I mean brokerage firms, mutual funds and annuity providers. At Broadridge we’ve already proven that we can be a leader in converting paper communications to digital solutions because we’ve already eliminated over 60% of the paper in the proxy process. We’re taking those same skills and technology focus and we’re now going to attack the next $2 billion to $3 billion of activity, primarily related to brokerage statements, confirms and prospectuses.

We’ve branded an overall suite of digital solutions which we call Fluent and we’re very, very pleased that one of the largest top global investment banks has signed up with us to roll out our complete suite of Fluent solutions to attack their statement, confirms and prospectuses; not to just take out costs, but to provide those customers a better interactive solution with better content than they can get from a paper solution.

The last item I want to talk about most people refer to as Big Data and we’re calling it Intelligence From Data. First of all, helping our clients understand data better is not new to Broadridge and we’re already approaching $50 million a year in revenue from data-related activities. I’ll just add one note of an item we added last year, which is Broadridge, in conjunction with PWC launched what we’re calling the Proxy Pulse Report. That report provides insight into voting trends. That is very, very useful information to management, boards and institutional investors.

Let me move on to talk a little bit about our values and beliefs at Broadridge. We believe doing the right thing is good business. And the foundation for our values and beliefs in a business philosophy is the service profit chain. The service profit chain in its simplest form reads as follows. Every company wants to have steady, growing profits and the service profit chain recognizes the only way to do that over a sustainable period of time is to have generally either meet the customer expectations, but normally exceed those expectations. Every business wants to do that.

The service profit chain takes it one step further, which recognizes the only way to exceed expectations, or at least meet them, over a sustainable period of time is to have the best and highest engaged associates in your space. So, we remain very focused on associate engagement and are at all-time highs of associate engagement and client satisfaction. Let me give you one real tangible example of that in action.

Last year the East Coast in the US was hit by Super Storm Sandy and it caused significant disruption to many personal households, personal property, business property and business interruption. During that period of time our markets were shut down. But we made it very clear to all regulators and all markets that Broadridge was ready for business. Alright? It wasn’t by accident and it wasn’t a coincidence. Our detailed business continuity plans, led by our highly-engaged associates, anticipated, not this particular storm, but disruptive activity.

So our associates, just like many other businesses, lost power in their homes, couldn’t get gas in their cars, alright, and couldn’t make it to work. But long before the storm we had a continuity plan that we put into action prior to the storm so associates that were needed to perform functions left the area before the storm hit and were in a position for business as usual. And let me tell you how it was business as usual. At Broadridge, when the markets opened, and even if they had opened on time, we were positioned to process every trade, every confirm, every prospectus, every proxy and every proxy vote in a business-as-usual position and that’s what our clients received.

At Broadridge, one other piece on values and beliefs. Diversity we believe is very real and a real business requirement. We want Broadridge to reflect the diverse markets we serve in the people that lead Broadridge. That’s why I’m so pleased to report that Broadridge received a 100 rating on the Corporate Equality Index from the Human Rights Campaign.

I’m going to provide a very few brief comments on our first quarter. We were very pleased with our first quarter results. Total revenue grew 10% to $545 million. Non-GAAP earnings increased 116% to $48 million. If you’d like to hear all of my comments and our CFO’s comments from the first quarter, please visit our website at broadridge.com; and not only can you hear the first quarter call, but you can also get access to our Annual Report, my Shareholder Letter where I go into the strategy, our values and beliefs, in far more detail for you to review at your leisure.

Now, as CEO I certainly hope you’re pleased with our performance this past year. I will tell you that we’re proud of the results that we were able to create and the sustainability that we had, not only through the financial crisis, but the opportunities and the shareholder value we have created since the spin. We now believe we’re on a clear journey to achieve top quartile shareholder returns on a sustainable basis.

I’m now going to open the call to Q&A. Let me go through some of the procedures. You can ask questions during the meeting by clicking the Ask a Question button on your screen or by calling. And I’ll repeat the number Adam gave to you earlier. 1-888-437-2685. If for some reason time doesn’t allow us or if a follow-up is required, we will respond to your questions as soon as possible on our website, but no later than November 20th.

Let me give you the order in which we’re going to answer questions. First we’re going to answer questions submitted online before the meeting through our stockholder forum. Then we’ll answer questions submitted live from the internet during the meeting. And finally, we’ll answer questions from the phone. After the Q&A I’ll close the polls and then we’ll bring Adam back up to report the results.

Alright, let’s begin. These are, again, from the shareholder forum. I will play emcee here. I will read the question. If I am the most appropriate to answer it, I will. Otherwise, I’ll give it to the applicable Director.

Question one: Broadridge has such as obvious advantage with regard to the ability to hold shareholder forums limited to shareholders. What steps will our company take to do a better job of integrating information streams and other social media type features into the forums? At least on Yahoo I can also find SEC documents, financials, who major shareholders are, etc. On Google I can share thoughts and documents. Let’s either put some effort into forums or drop them.

Well first, thank you for the question. Let me give you a couple of comments on that. I think I’m the one most applicable to answer this question.

Our shareholder forum, as you’ve implied, is the only forum where only validated shareholders can participate. That’s a critical aspect and that’s what makes our forum, we believe, more relevant when it comes to these activities, particularly for boards and investors than any other forum out there. Again, only a validated shareholder can participate and you don’t have the ability to represent something that you’re not.

Because of the unique position we’re in, let’s remember how we got there. It’s in the role we play as an agent to brokers and banks. And it’s also as a role when we’re hosting this for a corporation, being engaged by them to perform this service. So, Broadridge can only provide services at the level that our broker and bank clients agree to let us provide, as well as the issuer who’s using this technology for the meeting. So, this is not a Broadridge decision.

Broadridge has implemented many of the things you’re talking about, including we’ve already proven that we can hold an interactive investor forum with validated shareholders. But in order for that to take place going forward, we would need our banker and broker clients to agree to allow us to do that.

In terms of bringing new technologies in, as I said actually in my opening comments, Broadridge is a leader in digital technologies and we clearly will continue to roll out more digital capabilities as we go forward.

Next question: How is the transfer agent business doing?

I’m very, very pleased to report that the transfer agent business is progressing very well. Companies look to Broadridge, first of all, for a single solution for all of their shareholder communications because I think Broadridge has a differentiated model that recognizes companies care about all shareholders and really don’t care whether the shareholder has their stock in registered form or in street format.

We’ve added some meaningful names since acquiring our very small transfer agency. This year we were particularly pleased to add Disney to the list. Disney was a company that had never outsourced the stock transfer functions. We believe they were the largest in-house equity transfer agent. Disney could not find a transfer agent previously that met their requirement, because Disney also recognizes that their shareholders are also very, very important customers. So, we were very pleased to work with Disney. And we’re actually working with Disney on utilizing technologies like Facebook and other activities to integrate into the process to create a more engaging experience for shareholders.

Some other meaningful names that we’ve added since we’ve become a transfer agent are Chubb, CSX, Tyco and the Green Bay Packers.

Since getting into this business we have added several shareholders to the base. We started with about 40 million shareholders. Let me get my numbers right here. I apologize. We started with about 70,000 shareholder records and we’re up to 2.5 million records. So, we’re very, very pleased with the growth of this business.

I’m now going to move on to the next question.

Reading the proxy, I can’t tell; do unvested equity awards lapse if the CEO’s employment is terminated?

Gee, that’s a question I don’t particularly look forward to happening. Alright, Alan Weber, who’s the Chair of our Comp Committee, we believe is best suited to answer this question. Alan?

Alan Weber:	Thank you, Rich.

The treatment of Mr. Daly’s equity awards upon termination of employment would depend on the reason for termination. If the termination is classified without cause, his equity would continue to vest for 24 months. If Mr. Daly is terminated for cause, his equity awards would lapse upon his termination.

In addition, Broadridge Change and Control Severance Plan provides for accelerated vesting of equity awards under certain circumstances for corporate officers upon a termination of employment that occurs after a change in control.

Rich Daly:	Thanks, Alan.

Next question: Does Broadridge only pay long-term incentives to the CEO for above median performance against the peer group? Alan, you’re back on.

Alan Weber:	Mr. Daly’s long-term incentive compensation targets are set by the Compensation Committee after review of a peer group market analysis that’s completed by the Committee’s independent compensation consultant.

Mr. Daly receives two forms of long-term incentives, performance-based restricted stock units and stock options. These serve to ensure that his pay is tied to company performance and is aligned with stockholder interests. His 2013 long-term incentive targets were set below the median of Broadridge’s proxy statement peer group. Mr. Daly’s business performance targets, an example of which would be earnings per share, are correspondingly set by the Compensation Committee and the Board.

Rich Daly:	Thank you.

Next question: Has the Board considered getting rid of Broadridge’s super majority requirements or the lack of ability for shareholders to call a special meeting or act by written consent?

That’s a clear governance question. Stuart Levine, Chair of our Governance Committee.

Stuart Levine:	Thanks, Rich.

The question from the shareholder is interesting. And from a historical point of view, that question relates to the spin and when we were formed as a company. The majority requirements were established as our fundamental provisions and we are highly focused on staying current and, in fact, providing leadership in governance areas. We have not really sought to change those principles. But from a shareholder point of view, we are assessed on an annual basis by proxy advisory firms. And when they look at the totality of Broadridge the corporation, we get very good scores on risk in the governance area. In fact, we’re rated very low risk in our profile on governance in our practices.

Rich Daly:	Thanks, Stuart.

The proxy voting manager of a mutual fund told me Broadridge has no minorities on its Board. True? If so, are there no viable candidates? I could recommend some.

Our Chair, Les Brun, is best equipped to answer this.

Les Brun:	I think a simple observation of the Board’s composition and picture before you would answer the question. But having said that, as Mr. Daly said in his comments, diversity is an important part of Broadridge’s business activities and is a business imperative. As Rich had noted, we’ve received a 100 rating from the National Corporate Equality folks. And certainly at the Board level, which the question speaks to, it’s equally important that we have a diversity of opinion on the Board to inform the decision making of the Board with respect to strategy and being additive to the business overall.

We think about this quite a bit. We are very, very proactive in making sure that the Board’s composition is as representative of the community that we serve as is possible and we’ll continue to maintain those initiatives.

Rich Daly:	Thanks, Les.

Alright. Now we’re going to go — if there were any questions that were submitted during the meeting online. We’re just queuing it up. Here we go.

First question that was submitted during the meeting. With regards to employee stock options I have always supported incentives, but feel all stock option awards, 75%, should be held until two years after retirement. With risk and rewards associated, is it logical? Will Broadridge lead the way?

Alan, I guess as Chair of the Comp Committee we’re going to put you back on here.

Alan Weber:	Well, as I mentioned previously, we have two types of main incentives, restricted stock and stock options. The stock options all have appropriate vesting periods attached to them and they will continue to.

Rich Daly:	Thank you.

Next question: What do you feel were the key reasons why the PFAC proposal was approved by the SEC? I’ll certainly take that question.

The SEC’s job is to protect investors. Several years ago they requested that we consider ways to increase investor participation in the voting process. The clear answer to that, and from our point of view, most industry issues are to get the right technology involved. So, we built and created what we call our Investor Mailbox product, alright? And we demoed it to the SEC and showed in the beta clients that we went live with voting percentages went up somewhere between generally 50% and 400% in retail investor participation. That was a pretty stunning increase. They liked the technology.

Then it goes through the normal process. The New York Stock Exchange formed the PFAC Committee. The SEC encouraged the PFAC Committee to include in recommendations an Investor Mailbox type proposal. The terminology used by the stock exchange in the SEC as EBIP, or Enhanced Broker Internet Platform.

So, we are very pleased that the SEC recognized the benefits of technology. We’re very pleased that we were able to work with both them and the New York Stock Exchange and the SEC. And right now we have 16 firms that are live with our Investor Mailbox product, which is the equivalent of an EBIP type product, and eight in the process of being implemented.

With the SEC now encouraging brokers to implement this technology, and in addition to which recognizing that there are costs and providing broker’s incentive fees to get this activity done, we’re optimistic that the adoption rate of our Investor Mailbox product is going to increase significantly. Thank you.

Next question. Alright, I show we have no more questions, but we have two callers on the line. If we could connect with the first caller.

How about the second caller?

They’re not on the line?

Okay. You know what I’m going to do? I’m going to ask if someone did try to get in and for some reason either disconnected as we were going through the other questions, or for whatever reason is not connected, I’m going to just provide another minute or so to allow you to reconnect. We certainly want everyone who wants to participate to have the opportunity to participate.

While we’re waiting, I’m going to make my concluding remarks before I would turn it over to Adam.

For me it’s been a real privilege to serve as the CEO of Broadridge and it’s something I’m very proud of. I’m also proud of what we accomplish. But on behalf of the entire management team and leadership team at Broadridge, I want to make everyone aware that we believe that the effort that we expended to achieve the results we have is in the past. And going forward, alright, we intend to provide that same effort and that same leadership to take Broadridge to new heights, particularly with the use of technology.

So again, thank you for your interest and ownership of Broadridge and we look forward to communicating with you in the future.

We still don’t have anyone coming back in on the phones, so at this time I’m going to close the polls and turn the meeting back to Adam Amsterdam.

Adam Amsterdam:	Thank you, Rich.

The Inspector of Election has presented me with the report covering votes received for and against each of the proposals in our proxy. I’m happy to report that all of our Director nominees have been elected and each of the other proposals have passed. The complete voting results will be contained in a Form 8-K that will be filed with the SEC within four days following the meeting. The 8-K will be available on our website probably after we’ve filed it.

Now the business and procedural aspects of the meeting are concluded, so Les, I’ll turn the meeting back over to you.

Les Brun:	Thank you, Adam.

Given that there is no further business, I will declare this meeting adjourned. Thank you all for participating.